Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Pebblebrook Hotel Trust

We consent to the incorporation by reference herein of our report dated February 16, 2012, with respect to the combined balance sheet of DP Fee Holding Co., LLC and DP Lease Holding, LLC as of December 31, 2011, and the related combined statements of members’ (deficit), operations and cash flows for the period July 29, 2011 to December 31, 2011, which appears in the December 31, 2011 Annual Report on Form 10-K of Pebblebrook Hotel Trust.

/s/ PKF O’Connor Davies,
A Division of O’Connor Davies, LLP

New York, New York
January 29, 2013

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